DATE: November 7, 2016

XENIA HOTELS & RESORTS REPORTS THIRD QUARTER 2016 RESULTS

Orlando, FL – November 7, 2016 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended September 30, 2016.
Third Quarter 2016 Highlights

▪	Net Income: Net income attributable to common stockholders was $20.2 million and net income per share was $0.19, increases of 11.9% and 18.8%, respectively, compared to the third quarter of 2015.

▪
Same-Property RevPAR: Same-Property RevPAR decreased 0.7% compared to the third quarter of 2015 to $153.05, as occupancy declined 72 basis points while ADR increased 0.3%. Excluding the Company's Houston-area hotels, Same-Property RevPAR increased 2.3% compared to the third quarter of 2015, as occupancy increased 74 basis points and ADR increased 1.3%.

▪
Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 33.0%, an increase of 26 basis points compared to the third quarter of 2015. Excluding the Company's Houston-area hotels, Same-Property Hotel EBITDA Margin increased 71 basis points compared to the third quarter of 2015.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was 6.3% higher than in the third quarter of 2015, reflecting portfolio performance, as well as changes in portfolio composition.

▪	Adjusted EBITDA: Adjusted EBITDA declined $1.8 million to $72.9 million, a decrease of 2.4% compared to the third quarter of 2015.

▪	Adjusted FFO per Diluted Share: Adjusted FFO available to common stockholders remained flat compared to the third quarter of 2015 at $0.57 per diluted share.

▪	Financing Activity: During the third quarter, the Company paid off one $97 million mortgage loan and executed a swap to fix the interest rate on each of two variable rate mortgage loans.

▪	Dividends: The Company declared its third quarter dividend of $0.275 per share to common stock and unit holders of record on September 30, 2016.
“As anticipated, our third quarter operating results were a reflection of the challenging operating environment in the lodging industry in general and the Houston market in particular," said Marcel Verbaas, President and Chief Executive Officer of Xenia. ”Despite these challenges, we were able to drive continued strong margin performance and improve our competitive positioning in our hotels’ respective markets. These efforts resulted in a 33% Hotel EBITDA margin for our Same-Property portfolio. Excluding our assets in the Houston area, our Same-Property RevPAR increased 2.3% . While the current Houston lodging market is a difficult one, our expense focus continues to be successful and we look forward to the completion of our upcoming renovation of the Westin Galleria in the second quarter of 2017 as an additional driver for future growth for our well-located hotels in the market.”

Year to Date Results

▪	Net Income: For the nine months ended September 30, 2016, net income attributable to common stockholders was $37.1 million, a 37.6% increase compared to the same period prior year.

▪
Same-Property RevPAR: Same-Property RevPAR increased 0.6% compared to the nine months ended September 30, 2015, as occupancy declined 77 basis points while ADR increased 1.6%. Excluding the Company's Houston-area hotels, Same-Property RevPAR increased 3.0% compared to the nine months ended September 30, 2015, as occupancy increased 31 basis points and ADR increased 2.6%.

▪
Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA margin was 33.2%, an increase of 26 basis points compared to the same period in 2015. Excluding the Company's Houston-area hotels, Same-Property Hotel EBITDA Margin grew 65 basis points during the nine months ended September 30, 2016 as compared to the same period in 2015.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was 5.8% higher than in the nine months ended September 30, 2015, reflecting portfolio performance, as well as changes in portfolio composition.

▪	Adjusted EBITDA: Adjusted EBITDA increased 1.6% during the nine months ended September 30, 2016 as compared to the same period in 2015.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $1.65, a 3.8% increase compared to the same period in 2015.
“Notwithstanding the more difficult operating environment the industry is facing, we are pleased with the results of our expense controls and capital allocation efforts,” Mr. Verbaas continued. “ Year to date our Same-Property EBITDA margin was up 26 basis points on 0.6% RevPAR growth and, primarily as a result of our financing activities and share repurchases, we have been able to grow our Adjusted FFO per diluted share by 3.8% year to date over last year’s results. Additionally, our approximately 6% growth in Total Portfolio RevPAR through the first nine months of this year is indicative of the portfolio improvements we have been able to achieve since our listing in early 2015, including the sale of five hotels on the low end of our portfolio during the first half of the year.”

Operating Results
The Company’s results include the following:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$20,242	$18,094	11.9%	$37,096	$26,963	37.6%
Net income per share available to common stockholders	$0.19	$0.16	18.8%	$0.34	0.24	41.7%

Same-Property Number of Hotels	43	43	—	43	43	—
Same-Property Number of Rooms	11,199	11,194	5	11,199	11,194	5
Same-Property Occupancy	78.6%	79.3%	(72 bps)	77.0%	77.8%	(77 bps)
Same-Property Average Daily Rate	$194.73	$194.25	0.3%	$197.39	$194.22	1.6%
Same-Property RevPAR	$153.05	$154.07	(0.7)%	$152.04	$151.10	0.6%
Same-Property Hotel EBITDA(1)	$72,752	$73,559	(1.1)%	$222,994	$221,378	0.7%
Same-Property Hotel EBITDA Margin(1)	33.0%	32.8%	26 bps	33.2%	32.9%	26 bps

Total Portfolio Number of Hotels(2)	46	50	(4)	46	50	(4)
Total Portfolio Number of Rooms(2)	11,594	13,104	(1,510)	11,594	13,104	(1,510)
Total Portfolio RevPAR(3)	$156.63	$147.31	6.3%	$152.49	$144.11	5.8%

Adjusted EBITDA(1)	$72,897	$74,701	(2.4)%	$223,427	$219,820	1.6%
Adjusted FFO(1)	$61,758	$63,356	(2.5)%	$179,079	$178,120	0.5%
Adjusted FFO per diluted share(1)	$0.57	$0.57	—%	$1.65	$1.59	3.8%

(1)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Adjusted FFO per diluted share, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(2)	As of end of periods presented.

(3)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
"Same-Property” results include the results for all hotels owned as of September 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.
Financings and Balance Sheet
In August, the Company executed a swap to fix the interest rate on the loan collateralized by the Hotel Monaco Denver at 2.98% for the duration of the loan. Additionally in August, the Company executed a swap to fix the interest rate on the loan collateralized by the Andaz Napa at 2.99% for the duration of the loan.
In September 2016, the Company paid off the $97 million mortgage loan collateralized by the Renaissance Atlanta Waverly Hotel & Convention Center with cash available on its balance sheet.
As of September 30, 2016, the Company had total outstanding debt of $1.2 billion with a weighted average interest rate of 3.39%. In addition, the Company had $185 million of cash and cash equivalents and full availability on its $400 million senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in Section 1.01 of the Company's senior unsecured credit facility) was 3.5x.
Subsequent to quarter end, in October 2016, the Company paid off three mortgage loans, including the $13 million loan collateralized by the Courtyard Birmingham Downtown at UAB, the $83 million loan collateralized by the Renaissance Austin, and the $34 million loan collateralized by the Marriott Griffin Gate Resort & Spa. The Company has proactively addressed all of its 2016 and 2017 debt maturities.
Additionally in October, the Company modified the loans collateralized by the Marriott Dallas City Center and the Hyatt Regency Santa Clara. The amendments resulted in $11 million and $30 million of additional proceeds, respectively, and extended the maturity dates to January 2022.
"We are pleased with our financing activities to date, as we have addressed all of our maturities through early 2018 and lowered our weighted average interest rate by over 30 basis points since the first quarter. We continue to maintain a strong, conservative debt profile in terms of rate, maturity, liquidity and overall leverage level. We remain focused on balance sheet optimization and strive to maintain flexibility enabling us to continue to execute on our capital allocation strategy going forward," stated Atish Shah, Chief Financial Officer for Xenia.
Capital Expenditures
During the third quarter, the Company invested $16 million in its portfolio. The Company completed several smaller renovation projects during the quarter and continued its renovation of the meeting rooms and ballrooms at the Renaissance Atlanta Waverly Hotel & Convention Center.  The large majority of the guestroom renovation at the Hyatt Key West Resort & Spa was completed during the quarter and the property was rebranded as the Hyatt Centric Key West Resort & Spa in early November after the completion of the renovation.
"We are excited to have completed the significant upgrade of the former Hyatt Key West Resort & Spa and the inclusion of the asset in Hyatt’s new portfolio of lifestyle hotels, Hyatt Centric.  In 2016, we completed a guestroom renovation, redesigned and renovated the Blue Mojito Pool Bar and Grill, and relocated and significantly enhanced the Jala Spa, allowing us to add two additional guestrooms to our highest RevPAR hotel.   We believe these upgrades coupled with the Hyatt Centric brand philosophy will provide continued growth at one of our top lifestyle hotels and the island’s premier boutique offering," commented Mr. Verbaas.
For the nine months ended September 30, 2016, the Company invested over $36 million in its portfolio. Several capital projects will commence during the fourth quarter, including guestroom renovations at the Andaz San Diego, Westin Galleria Houston, Bohemian Hotel Celebration, and Bohemian Hotel Savannah Riverfront.
Share Repurchase
In December 2015, the Company's Board of Directors authorized a $100 million share repurchase program. During the third quarter, the Company purchased 337,113 shares under its existing share repurchase authorization for an aggregate purchase price of $5.5 million. During the nine months ended September 30, 2016, the Company purchased 4,466,048 shares for an aggregate purchase price of $66.3 million.
Subsequent to quarter end and as of November 4, 2016, the Company repurchased an additional 402,715 shares for an aggregate purchase price of $6.2 million. A total of 4,868,763 shares have been repurchased, at a weighted average price of $14.88 per share, for total consideration of approximately $72.5 million as of November 4, 2016.
In November 2016, the Company's Board of Directors authorized the repurchase of up to an additional $75 million of the Company's outstanding common shares. Repurchases may be made in open market and privately-negotiated transactions, or by other means, including Rule 10b5-1 trading plans. The repurchase program may be suspended or discontinued at any time, and does not obligate the Company to acquire any particular amount of shares. Inclusive of this additional authorization, the Company had approximately $102.5 million remaining under its total repurchase authorization as of November 4, 2016.

2016 Outlook and Guidance
The Company's outlook for 2016 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no further acquisitions, dispositions, or share repurchases. Same-Property RevPAR change excludes the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, as both properties commenced operations in the second half of 2015, and the Hotel Commonwealth, as the property underwent a significant expansion project in late 2015, as well as the five hotels sold in 2016. The change to the Company's anticipated Adjusted EBITDA from previously provided guidance is attributable to changes in the Company's forecast for the remainder of the year offset by a slight reduction in anticipated general & administrative expenses. The change in Adjusted FFO is due to similar factors, as well as a $1 million reduction in expected interest expense and a $0.5 million reduction in expected income tax expense.

	Current 2016 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$45	$52	$(8)	$(9)
Same-Property RevPAR Change	(1.0)%	—%	(1.0)%	(1.0)%
Adjusted EBITDA	$282	$288	$(6)	$(8)
Adjusted FFO	$231	$237	$(5)	$(7)
Adjusted FFO per Diluted Share	$2.14	$2.19	$(0.03)	$(0.06)
Capital Expenditures	$58	$62	$1	$(2)

Guidance assumptions include:

•
Average RevPAR declines of 16% to 18% at the Company's Houston-area hotels, primarily due to the impact of continued weakness in the energy market and new supply. Excluding the Company's Houston-area hotels, Same-Property RevPAR is expected to increase 1.0% to 2.0% as compared to 2015.

•	General and administrative expense of approximately $21 million, excluding management transition and severance costs and non-cash share-based compensation.

•	Interest expense of approximately $45 million, excluding non-cash loan related costs.

•	Income tax expense of $5 million to $6 million.
Third Quarter 2016 Earnings Call
The Company will conduct its quarterly conference call on Monday, November 7, 2016 at 10:00 AM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 46 hotels, including 44 wholly owned hotels, comprising 11,594 rooms, across 20 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Kimpton®, Hyatt®, Aston®, Fairmont®, Hilton® and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, Davidson Hotels & Resorts and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8111
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2016 and December 31, 2015
($ amounts in thousands, except per share data)

	September 30, 2016	December 31, 2015
Assets	(Unaudited)
Investment properties:
Land	$343,000	$343,000
Building and other improvements	2,830,089	2,680,591
Construction in progress	—	169
Total	$3,173,089	$3,023,760
Less: accumulated depreciation	(630,282)	(518,961)
Net investment properties	$2,542,807	$2,504,799
Cash and cash equivalents	185,311	122,154
Restricted cash and escrows	85,582	73,021
Accounts and rents receivable, net of allowance of $259 and $243, respectively	33,587	23,529
Intangible assets, net of accumulated amortization of $19,259 and $16,660, respectively	77,346	58,059
Deferred tax asset	1,726	2,304
Other assets	20,449	40,683
Assets held for sale	—	181,396
Total assets (including $76,760 and $77,140, respectively, related to consolidated variable interest entities)	$2,946,808	$3,005,945
Liabilities
Debt, net of loan discounts, premiums and unamortized deferred financing costs	$1,169,128	$1,094,536
Accounts payable and accrued expenses	81,696	83,211
Distributions payable	30,121	25,684
Other liabilities	42,986	27,510
Liabilities associated with assets held for sale	—	31,646
Total liabilities (including $48,409 and $48,582, respectively, related to consolidated variable interest entities)	$1,323,931	$1,262,587
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 107,295,503 and 111,671,372 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1,073	1,117
Additional paid in capital	1,932,360	1,993,760
Accumulated other comprehensive (loss) income	(9,721)	1,543
Distributions in excess of retained earnings	(321,292)	(268,991)
Total Company stockholders' equity	$1,602,420	$1,727,429
Non-controlling interests	20,457	15,929
Total equity	$1,622,877	$1,743,358
Total liabilities and equity	$2,946,808	$3,005,945

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 30, 2016 and 2015
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Rooms revenues	$167,066	$175,872	$507,361	$501,754
Food and beverage revenues	55,687	58,500	185,484	185,707
Other revenues	11,193	14,081	37,515	40,089
Total revenues	$233,946	$248,453	$730,360	$727,550
Expenses:
Rooms expenses	36,854	38,841	111,812	111,378
Food and beverage expenses	38,233	41,308	122,475	122,806
Other direct expenses	1,520	4,625	9,571	13,256
Other indirect expenses	55,076	58,311	170,957	167,758
Management and franchise fees	11,459	12,605	37,486	37,674
Total hotel operating expenses	$143,142	$155,690	$452,301	$452,872
Depreciation and amortization	37,796	37,818	115,066	110,094
Real estate taxes, personal property taxes and insurance	12,300	12,985	34,875	36,984
Ground lease expense	1,356	1,272	4,112	3,869
General and administrative expenses	7,211	5,396	25,508	19,443
Acquisition transaction costs	2	4,510	147	5,396
Pre-opening expenses	—	825	—	825
Provision for asset impairment	15	—	10,006	—
Separation and other start-up related expenses	—	426	—	26,887
Total expenses	$201,822	$218,922	$642,015	$656,370
Operating income	$32,124	$29,531	$88,345	$71,180
Gain (loss) on sale of investment properties	(1)	—	792	—
Other income	738	672	916	3,389
Interest expense	(12,373)	(12,496)	(38,014)	(38,726)
Loss on extinguishment of debt	(244)	—	(5,023)	(283)
Net income before income taxes	$20,244	$17,707	$47,016	$35,560
Income tax (expense) benefit	187	140	(9,613)	(8,344)
Net income from continuing operations	$20,431	$17,847	$37,403	$27,216
Net loss from discontinued operations	—	—	—	(489)
Net income	$20,431	$17,847	$37,403	$26,727
Non-controlling interests in consolidated real estate entities	84	255	205	255
Non-controlling interests of common units in Operating Partnership	(273)	(4)	(512)	(7)
Net (income) loss attributable to non-controlling interests	$(189)	$251	$(307)	$248
Net income attributable to the Company	$20,242	$18,098	$37,096	$26,975
Distributions to preferred stockholders	—	(4)	—	(12)
Net income attributable to common stockholders	$20,242	$18,094	$37,096	$26,963

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three and Nine Months Ended September 30, 2016 and 2015
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Basic and diluted earnings per share
Income from continuing operations available to common stockholders	$0.19	$0.16	$0.34	$0.24
Income from discontinued operations available to common stockholders	—	—	—	—
Net income per share available to common stockholders	$0.19	$0.16	$0.34	$0.24
Weighted average number of common shares (basic)	107,538,601	111,694,773	108,384,241	112,096,957
Weighted average number of common shares (diluted)	107,677,749	111,885,350	108,495,365	112,258,505

Comprehensive Income:
Net income	$20,431	$17,847	$37,403	$26,727
Other comprehensive income:
Unrealized gain (loss) on interest rate derivative instruments	1,362	—	(14,283)	—
Reclassification adjustment for amounts recognized in net income (interest expense)	972	—	2,869	—
	$22,765	$17,847	$25,989	$26,727
Comprehensive income attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	84	255	205	255
Non-controlling interests of common units in Operating Partnership	(303)	(4)	(362)	(7)
Comprehensive income attributable to non-controlling interests	$(219)	$251	$(157)	$248
Comprehensive income attributable to the Company	$22,546	$18,098	$25,832	$26,975

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs. The Company presents EBITDA attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand EBITDA attributable to all common stock and Operating Partnership units.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, operating results from properties sold and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
"Same-Property” results include the results for all hotels owned as of September 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.
The Company calculates Hotel EBITDA in accordance with USALI, which is defined as net income or loss (calculated in accordance with GAAP) after adding back replacement reserves. Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Revenues.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, operating results from properties that are sold and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of common stock shares for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Property Hotel EBITDA
For the Three and Nine Months Ended September 30, 2016 and 2015
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$20,431	$17,847	$37,403	$26,727
Adjustments:
Interest expense	12,373	12,496	38,014	38,726
Income tax expense	(187)	(140)	9,613	8,344
Depreciation and amortization related to investment properties	37,723	37,818	114,993	110,094
Non-controlling interests in consolidated real estate entities	84	255	205	255
Adjustments related to non-controlling interests in consolidated real estate entities	(316)	(39)	(941)	(39)
EBITDA attributable to common stock and unit holders	$70,108	$68,237	$199,287	$184,107
Reconciliation to Adjusted EBITDA and Hotel EBITDA
Impairment of investment properties	15	—	10,006	—
Loss (gain) on sale of investment property	1	—	(792)	—
Loss on extinguishment of debt	244	—	5,023	283
Acquisition transaction costs	2	4,510	147	5,396
Amortization of share-based compensation expense	2,045	1,326	7,049	4,774
Amortization of above and below market ground leases	156	72	491	285
Pre-opening expenses	—	825	—	825
Adjustments related to non-controlling interests pre-opening expense	—	(206)	—	(206)
Management termination fees net of guaranty income(1)	—	212	—	212
Gain from excess property insurance recovery	—	(322)	—	(598)
Business interruption insurance recoveries, net(2)	—	(379)	—	(2,549)
EBITDA adjustment for hotels sold prior to spin-off	—	—	—	404
Management transition and severance expenses	101	—	1,991	—
Other non-recurring expenses(3)	—	426	—	26,887
Other adjustments	225	—	225	—
Adjusted EBITDA attributable to common stock and unit holders	$72,897	$74,701	$223,427	$219,820
Corporate expenses	5,011	3,112	16,882	13,902
Income from sold properties	33	(5,653)	(5,927)	(21,236)
Pro forma hotel level adjustments, net(4)	(4,642)	1,399	(10,840)	8,892
Other reimbursements	(547)	—	(548)
Same-Property Hotel EBITDA attributable to common stock and unit holders	$72,752	$73,559	$222,994	$221,378
(1) For the three and nine months ended September 30, 2015, we terminated management agreements for four properties and entered into new management contracts with a new third-party hotel operator. In connection with the terminations, we paid termination fees of $0.7 million, which was offset by $0.5 million in income from the write off of deferred guaranty payments that were previously received from certain of the managers and were being recognized over the term of the old management contracts.

(2)
The business interruption insurance proceeds received during the three and nine months ended September 30, 2015 was $0.4 million and $2.5 million, which is net of $0.1 million and $1.6 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(3)
For the three and nine months ended September 30, 2015, other non-recurring expenses include non-recurring costs related to the listing of our common stock on the NYSE, such as legal, audit fees and other professional fees, costs related to a tender offer and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

(4)
Pro forma to include the results of operations of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia for periods prior to Company ownership, and to exclude the results of operations of the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015, for the three and nine months ended September 30, 2016.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Nine Months Ended September 30, 2016 and 2015
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$20,431	$17,847	$37,403	$26,727
Adjustments:
Depreciation and amortization related to investment properties	37,723	37,818	114,993	110,094
Impairment of investment property	15	—	10,006	—
Loss (gain) on sale of investment property	1	—	(792)	—
Non-controlling interests in consolidated real estate entities	84	255	205	255
Adjustments related to non-controlling interests in consolidated real estate entities	(224)	(27)	(672)	(27)
FFO attributable to the Company	$58,030	$55,893	$161,143	$137,049
Distribution to preferred shareholders	—	(4)	—	(12)
FFO attributable to common stock and unit holders	$58,030	$55,889	$161,143	$137,037
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	244	—	5,023	283
Acquisition transaction costs	2	4,510	147	5,396
Loan related costs(1)	959	681	3,021	2,872
Adjustment related to non-controlling interests loan related costs	(4)	—	(11)	—
Amortization of share-based compensation expense	2,045	1,326	7,049	4,774
Amortization of above and below market ground leases	156	72	491	285
Pre-opening expenses	—	825	—	825
Adjustments related to non-controlling interests pre-opening expense	—	(206)	—	(206)
Management termination fees net of guaranty income(2)	—	212	—	212
Income tax related to restructuring(3)	—	—	—	1,900
Business interruption proceeds net of hotel related expenses(4)	—	(379)	—	(2,549)
FFO adjustment for hotels sold prior to spin-off	—	—	—	404
Management transition and severance expenses	101	—	1,991	—
Other non-recurring expenses (5)	—	426	—	26,887
Other adjustments	225	—	225	—
Adjusted FFO attributable to common stock and unit holders	$61,758	$63,356	$179,079	$178,120

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

(2)
For the three and nine months ended September 30, 2015, we terminated management agreements for four properties and entered into new management contracts with a new third-party hotel operator. In connection with the terminations, we paid termination fees of $0.7 million, which was offset by $0.5 million in income from the write off of deferred guaranty payments that were previously received from certain of the managers and were being recognized over the term of the old management contracts.

(3)
For the nine months ended September 30, 2015, the Company recognized income tax expense of which $1.9 million related to a gain on the transfer of a hotel between legal entities resulting in a more optimal structure in connection with the Company’s intention to elect to be taxed as a REIT.

(4)
The business interruption insurance recovery proceeds received during the three and nine months ended September 30, 2015 was $0.4 million and $2.5 million, respectively, which was net of $0.1 million and $1.6 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(5)
For the three and nine months ended September 30, 2015, other non-recurring expenses include non-recurring costs related to the listing of our common stock on the NYSE, such as legal, audit fees and other professional fees, costs related to a tender offer and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDA
for Current Full Year 2016 Guidance
($ amounts in millions)

Guidance Midpoint

Net income attributable to the Company	$48
Adjustments:
Depreciation and amortization related to investment properties	155
Interest expense	49
Income tax expense	6
Adjustments related to non-controlling interests	1
EBITDA attributable to common stock and unit holders	$259
Gain on sale and impairment of investment property	9
Amortization of share-based compensation expense	9
Loss on extinguishment of debt	5
Other(1)	3
Adjusted EBITDA attributable to common stock and unit holders	$285

(1) Includes management transition and severance expenses, amortization of above and below market ground leases, and acquisition and pursuit costs.
Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2016 Guidance
($ amounts in millions)

Guidance Midpoint

Net income attributable to the Company	$48
Adjustments:
Depreciation and amortization related to investment properties	155
Gain on sale and impairment of investment property	9
Adjustments related to non-controlling interests	1
FFO attributable to common stock and unit holders	$213
Amortization of share-based compensation expense	9
Loss on extinguishment of debt	5
Other(2)	7
Adjusted FFO attributable to common stock and unit holders	$234

(2) Includes loan related costs, management transition and severance expenses, amortization of above and below market ground leases, and acquisition and pursuit costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Fully Extended Maturity Date(2)	Outstanding as of September 30, 2016	Pro Forma as of November 7, 2016

Renaissance Austin Hotel	Fixed	5.51%		December 2016	83,000	—
Marriott Griffin Gate Resort & Spa	Variable	3.02%		March 2017	33,806	—
Courtyard Birmingham Downtown at UAB	Fixed	5.25%		April 2017	13,119	—
Residence Inn Denver City Center	Variable	2.78%		April 2018	45,210	45,210
Bohemian Hotel Savannah Riverfront	Variable	2.88%		December 2018	27,480	27,480
Fairmont Dallas	Variable	2.52%		April 2019	55,682	55,682
Andaz Savannah	Variable	2.52%		January 2020	21,500	21,500
Hotel Monaco Denver	Fixed(3)	2.98%		January 2020	41,000	41,000
Andaz Napa	Fixed(3)	2.99%		March 2020	38,000	38,000
Marriott Dallas City Center(4)	Variable	2.78%		May 2020	40,090	51,000
Marriott Charleston Town Center	Fixed	3.85%		July 2020	16,524	16,524
Hyatt Regency Santa Clara(4)	Variable	2.53%		September 2020	60,200	90,000
Grand Bohemian Hotel Charleston (JV)	Variable	3.02%		November 2020	19,785	19,785
Loews New Orleans Hotel	Variable	2.87%		November 2020	37,500	37,500
Grand Bohemian Hotel Mountain Brook (JV)	Variable	3.03%		December 2020	26,076	26,076
Hotel Monaco Chicago	Variable	2.78%		January 2021	24,144	24,144
Westin Galleria & Oaks Houston	Variable	3.03%		May 2021	110,000	110,000
Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	60,000	60,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	63,000	63,000
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	60,000	60,000
Total Mortgage Loans		3.47%	(5)		$876,116	$786,901
Mortgage Loan Discounts(6)					(73)	—
Unamortized Deferred Financing Costs					(6,915)	(6,824)
Senior Unsecured Credit Facility	Variable	2.23%		February 2020	—	10,000
Term Loan $175M	Fixed(7)	2.79%		February 2021	175,000	175,000
Term Loan $125M	Fixed(7)	3.63%		October 2022	125,000	125,000
Total Debt		3.39%	(5)		$1,169,128	$1,090,077

(1)	Variable index is one month LIBOR.

(2)	Loan extension is at the discretion of Xenia. The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums and payment of an extension fee.

(3)	A variable interest loan for which the interest rate has been fixed for the entire term.

(4)	In October 2016, the Company modified the loan which extended the maturity date to January 2022.

(5)	Weighted average interest rate as of September 30, 2016.

(6)	Loan discounts on assumed mortgages recorded in purchase accounting.

(7)	A variable interest loan for which LIBOR has been fixed for the entire term. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Nine Months Ended September 30, 2016 and 2015
($ amounts in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Revenues:
Room revenues	$157,689	$158,665	(0.6)%	$466,504	$461,689	1.0%
Food and beverage revenues	52,054	52,829	(1.5)%	170,294	172,734	(1.4)%
Other revenues	10,616	13,076	(18.8)%	35,082	37,945	(7.5)%
Total revenues	$220,359	$224,570	(1.9)%	$671,880	$672,368	(0.1)%

Expenses:
Room expenses	$34,453	$34,336	0.3%	$101,501	$101,086	0.4%
Food and beverage expenses	35,898	36,624	(2.0)%	112,329	112,929	(0.5)%
Other direct expenses	1,357	4,298	(68.4)%	8,677	12,556	(30.9)%
Other indirect expenses	51,851	51,276	1.1%	154,980	152,187	1.8%
Management and franchise fees	11,087	11,580	(4.3)%	35,465	34,959	1.4%
Real estate taxes, personal property taxes and insurance	11,760	11,715	0.4%	32,331	33,745	(4.2)%
Ground lease expense	1,201	1,182	1.6%	3,603	3,528	2.1%
Total hotel operating expenses	$147,607	$151,011	(2.3)%	$448,886	$450,990	(0.5)%

Hotel EBITDA	$72,752	$73,559	(1.1)%	$222,994	$221,378	0.7%
Hotel EBITDA margin	33.0%	32.8%	26 bps	33.2%	32.9%	26 bps

(1)
“Same-Property” results include the results for all hotels owned as of September 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Total Hotel Data by Geography(1)
As of September 30, 2016

	September 30, 2016
Region	Number of Hotels	Number of Rooms
South Atlantic
(Florida, Georgia, Maryland, South Carolina, Virginia, West Virginia, Washington, D.C.)	12	2,343
West South Central
(Louisiana, Texas)	9	3,339
Pacific
(California, Hawaii, Oregon)	8	2,594
Mountain
(Colorado, Utah)	4	790
Other
(Alabama, Illinois, Iowa, Kentucky, Massachusetts, Missouri, Pennsylvania)	13	2,528
Total	46	11,594

(1)
All hotels owned as of September 30, 2016, including the Grand Bohemian Hotel Charleston, the Grand Bohemian Hotel Mountain Brook and the Hotel Commonwealth, which are not included in "Same-Property" data.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Geography
For the Three and Nine Months Ended September 30, 2016 and 2015

	Three Months Ended			Three Months Ended
	September 30, 2016			September 30, 2015			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	81.8%	$176.93	$144.74	80.4%	$178.65	$143.69	0.7%
West South Central	64.6%	$164.80	$106.52	67.3%	$175.21	$117.87	(9.6)%
Pacific	88.5%	$241.08	$213.30	88.9%	$234.63	$208.65	2.2%
Mountain	87.7%	$197.23	$172.91	86.3%	$194.70	$168.01	2.9%
Other	81.5%	$189.07	$154.16	82.6%	$182.14	$150.49	2.4%
Total	78.6%	$194.73	$153.05	79.3%	$194.25	$154.07	(0.7)%

	Nine Months Ended			Nine Months Ended
	September 30, 2016			September 30, 2015			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	80.7%	$193.53	$156.11	79.8%	$192.36	$153.55	1.7%
West South Central	69.0%	$182.79	$126.04	72.4%	$187.06	$135.42	(6.9)%
Pacific	83.3%	$231.97	$193.33	81.5%	$220.63	$179.87	7.5%
Mountain	82.4%	$186.47	$153.68	84.5%	$183.12	$154.66	(0.6)%
Other	76.1%	$181.18	$137.90	77.1%	$177.79	$137.07	0.6%
Total	77.0%	$197.39	$152.04	77.8%	$194.22	$151.10	0.6%
(1) “Same-Property” results include the results for all hotels owned as of September 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia. Results include renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2015	2015	2015	2015	2015

Occupancy	74.0%	80.1%	79.3%	72.6%	76.5%
ADR	$188.62	$199.30	$194.25	$195.63	$194.56
RevPAR	$139.51	$159.55	$154.07	$142.01	$148.81

Hotel Revenues	$210,503	$237,295	$224,570	$224,378	$896,746
Hotel EBITDA	$64,475	$83,342	$73,559	$71,974	$293,350
Hotel EBITDA Margin	30.6%	35.1%	32.8%	32.1%	32.7%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.4%	80.0%	78.6%	—	—
ADR	$194.13	$202.96	$194.73	—	—
RevPAR	$140.60	$162.47	$153.05	—	—

Hotel Revenues	$212,187	$239,334	$220,359	—	—
Hotel EBITDA	$63,443	$86,799	$72,752	—	—
Hotel EBITDA Margin	29.9%	36.3%	33.0%	—	—

(1)
“Same-Property” results include the results for all hotels owned as of September 30, 2016, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, and the Hotel Commonwealth, which underwent a significant expansion project in late 2015. "Same-Property" results include periods prior to the Company’s ownership of the Canary Santa Barbara, RiverPlace Hotel, and Hotel Palomar Philadelphia, and exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation disruption for multiple capital projects during the periods presented.